EXHIBIT 99

                                                                       NR96-24
MEDIA CONTACT:        Katherine K. Putnam
                      713/507-3936

ANALYST CONTACT:      R. Dean Ayers
                      713/507-6852

                      NGC TO DIVEST FRACTIONATION INTERESTS
                         UNDER AGREEMENT WITH FTC STAFF

     HOUSTON (August 22, 1996) -- NGC Corporation has reached an agreement with the Federal Trade Commission (FTC) staff to divest its interests in certain fractionation assets. The agreement is part of the FTC's review of NGC's pending merger with Chevron Corp.'s Natural Gas Business Unit and Warren Petroleum.

     Under the agreement, NGC will sell its 80 percent ownership interest in the Mont Belvieu I fractionation facility. NGC will also relinquish operatorship of the Mont Belvieu II fractionation facility, known as Gulf Coast Fractionators, but will retain its 38.75 percent ownership interest in the plant. Each plant has a capacity of approximately 110,000 barrels per day (Bbls/d). Both facilities are located in Mont Belvieu, Chambers County, Texas.

     As a result of the merger, NGC will own Warren's nearby Mont Belvieu plant, which has a capacity of approximately 165,000 Bbls/d.

     The agreement between NGC and FTC staff remains subject to approval by the FTC. Unless the full FTC overturns the agreement with FTC staff, NGC will be permitted to complete the merger on Aug. 31.

     NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energyproduct-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.

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